New York Mortgage Trust Announces Promotion of
Nathan Reese to Chief Operating Officer

NEW YORK, September 24, 2018 (GLOBE NEWSWIRE) -- New York Mortgage Trust, Inc. (Nasdaq:NYMT) ("NYMT," the "Company," "we," "our" or "us") announced today the promotion of Nathan Reese to Chief Operating Officer, a newly created role at the Company. Mr. Reese has been with the Company since 2004 and has served as a Managing Director since 2016 and as an executive officer of the Company since 2009. He is responsible for the Company’s operations, including certain portfolio activity, loan servicing, treasury functions, and information technology.
“Nathan has been an invaluable contributor to our strategic direction and growth,” stated Steven R. Mumma, the Company’s Chairman and Chief Executive Officer. “This promotion reflects the broad scope of Nathan’s current responsibilities and his overall importance to our senior management team. Nathan has played a key role over the years in implementing and managing our strategic and operational initiatives and overseeing various portfolio and treasury functions. I have great confidence that Nathan, in this new role, along with the rest of our team, will continue to help us to grow the Company and deliver long-term stable distributions to our stockholders.”
About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes (“REIT”). NYMT is an internally managed REIT in the business of acquiring, investing in, financing and managing mortgage-related and residential housing-related assets and targets multi-family CMBS, direct financing to owners of multi-family properties through preferred equity and mezzanine loan investments, residential mortgage loans, including second mortgages and loans sourced from distressed markets, non-Agency RMBS, Agency RMBS and other mortgage-related and residential housing-related investments.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY
Kristine R. Nario-Eng
Chief Financial Officer
Phone: 646-216-2363
Email: knario@nymtrust.com